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Ex12a
                                  IDACORP, Inc.
                          Consolidated Financial Information
                 Supplemental Ratio of Earnings to Fixed Charges



                                            Twelve Months Ended December 31,
                                                 (Thousands of Dollars)

                                         1995         1996         1997         1998        1999
Earnings, as defined:
  Income before  income taxes        $ 127,342   $  135,247   $  133,570    $ 133,806   $ 137,021
  Adjust for distributed income of
  equity investees                      (2,058)      (1,413)      (3,943)      (4,697)       (837)
  Equity in loss of equity method
  investments                                0            0            0          458         435
  Minority interest in losses of
  majority owned subsidiaries                0            0            0         (125)        (37)
  Supplemental fixed charges, as
  below                                 72,826       73,018       72,208       72,496      74,800

  Total earnings, as defined         $ 198,110   $  206,852   $  201,835    $ 201,938   $ 211,382

  Fixed charges, as defined:
  Interest charges                   $  56,456   $   57,348   $   60,761    $  60,677   $  62,975
  Preferred stock dividends of
  subsidiaries- gross up-IDACORP
  rate                                  12,834       12,079        7,891        8,445       8,313
  Rental interest factor                   925          991          982          801         955

  Total fixed charges                   70,215       70,418       69,634       69,923      72,243

  Supplemental increment to fixed
  charges*                               2,611        2,600        2,574        2,573       2,557

  Total supplemental fixed charges   $  72,826   $   73,018   $   72,208    $  72,496   $  74,800

  Supplemental ratio of earnings to
  fixed charges                         2.72 x       2.83 x       2.80 x       2.79 x      2.83 x

  *Explanation of increment - Interest on the guaranty of American Falls
      Reservoir District bonds and Milner Dam, Inc. notes which are already included in operation expenses.
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